News Release                                                                                        Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS
SECOND QUARTER 2011 RESULTS

Strong Revenue and Profitability Growth Across All Businesses
Second Quarter EPS and Adjusted EPS Increase to $.50

NEW YORK, August 3, 2011 — Marsh & McLennan Companies, Inc. (NYSE: MMC) today reported financial results for the second quarter ended June 30, 2011.

Brian Duperreault, President and CEO, said: “We are very pleased with our performance in the first half of 2011. Our excellent second quarter performance successfully built on our strong first quarter results.

“Each of our four operating companies produced strong growth in revenue and profitability in the second quarter. In Risk and Insurance Services, Marsh’s underlying revenue grew across all geographies, reflecting increases in new business development and client revenue retention rates. Guy Carpenter continued to produce impressive results, reporting its tenth consecutive quarter of underlying revenue growth.

“Consulting produced strong underlying revenue growth as it has over the last year. Mercer continued to generate positive results, led by good underlying revenue growth in its consulting and investments businesses. Oliver Wyman achieved strong underlying revenue growth for the sixth consecutive quarter.

“We continue to progress toward our goal to establish Marsh & McLennan Companies as an elite, global growth enterprise. Our operating results in the first half of the year demonstrate the type of performance the senior leadership team is striving for.  Sustaining this performance over the long term should translate into outstanding results for our shareholders,” concluded Mr. Duperreault.

Consolidated Results
Consolidated revenue in the second quarter of 2011 was $2.9 billion, an increase of 12 percent from the second quarter of 2010, or 5 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. Operating income rose to $465 million, compared with a loss in the prior year period. Adjusted operating income in the second quarter rose 17 percent to $462 million.

In the second quarter of 2011, net income rose 19 percent to $282 million, compared with $236 million last year. This includes income from discontinued operations, net of tax, of $3 million in the second quarter of 2011, compared with $271 million in the prior year period. Earnings per share increased 16 percent to $.50 from $.43. Income from continuing operations increased to $286 million, or $.50 per share, from a loss in the prior year period. Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, increased 9 percent to $.50, compared with $.46.

For the six months ended June 30, 2011, income from continuing operations was $605 million, or $1.06 per share, compared with $245 million, or $.43 per share in 2010. Discontinued operations, net of tax, was $15 million, or $.03 per share, compared with $249 million, or $.45 per share. Net income was $607 million, or $1.09 per share, compared with $484 million, or $.88 per share in the prior year period. Adjusted earnings per share for the six months increased 9 percent to $1.06, compared with $.97 last year.

Risk and Insurance Services
Risk and Insurance Services revenue increased 11 percent to $1.6 billion in the second quarter of 2011, or 5 percent on an underlying basis. Operating income increased

38 percent to $356 million, compared with $258 million. Adjusted operating income in the second quarter of 2011 increased 16 percent to $352 million from $302 million. For the first six months of 2011, segment revenue was $3.3 billion, an increase of 10 percent from the prior year period, and 5 percent growth on an underlying basis.

Marsh’s revenue in the second quarter of 2011 was $1.4 billion, an increase of 12 percent, or 5 percent on an underlying basis. International operations grew underlying revenue 6 percent in the second quarter, reflecting growth of 18 percent in Latin America, 6 percent in Asia Pacific, and 4 percent in EMEA. In the United States/Canada region, underlying revenue grew 3 percent. Guy Carpenter’s second quarter revenue increased 6 percent to $257 million, or 5 percent on an underlying basis.

Consulting
Consulting segment revenue increased 13 percent to $1.3 billion in the second quarter of 2011, or 5 percent on an underlying basis. Operating income was $152 million in the second quarter, compared with a loss of $275 million due to a litigation settlement last year. Adjusted operating income rose 21 percent to $154 million in the second quarter of 2011, compared with $127 million. For the first six months of 2011, segment revenue increased 11 percent to $2.6 billion, or 6 percent on an underlying basis. Adjusted operating income rose 17 percent to $285 million, compared with $243 million in 2010.

Mercer’s revenue increased 13 percent to $945 million in the second quarter of 2011, an increase of 4 percent on an underlying basis. Mercer’s consulting operations produced revenue of $639 million, an increase of 3 percent on an underlying basis; outsourcing, with revenue of $188 million, was up 2 percent; and investment consulting and management, with revenue of $118 million, grew 13 percent. Oliver Wyman’s revenue increased 14 percent to $374 million in the second quarter of 2011, or 8 percent on an underlying basis.

Other Items
At the end of the second quarter of 2011, cash and cash equivalents was $1.7 billion, compared with $1.5 billion at the end of the second quarter of 2010. Net debt, which is total debt less cash and cash equivalents, was $1.4 billion, compared with $2.1 billion at the end of the second quarter of 2010.

In the second quarter of 2011, the Company repurchased 7.8 million shares of its common stock for $235 million as part of the Company’s share repurchase authorization.

In July, the Company successfully completed a tender offer that resulted in the retirement of an aggregate of $600 million of the senior notes scheduled to mature in 2014 and 2015.  Costs of $73 million relating to the early extinguishment of this debt will be recognized in the third quarter.  Also in July, the Company successfully issued $500 million of 4.80 percent senior notes due 2021.

Conference Call
A conference call to discuss second quarter 2011 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 888 504 7953. Callers from outside the United States should dial 719 325 2223. The access code for both numbers is 4261044.  The live audio webcast may be accessed at www.mmc.com.  A replay of the webcast will be available approximately two hours after the event at the same web address.

Marsh & McLennan Companies is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With 52,000 employees worldwide and annual revenue exceeding $11 billion, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. Marsh & McLennan Companies’ website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of  our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, among other things:

▪	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

▪	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

▪	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

▪	the impact on our net income caused by fluctuations in foreign currency exchange rates;

▪	the impact on our net income or cash flows and our effective tax rate in a particular period caused by settled tax audits and expired statutes of limitation;

▪	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

▪	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

▪
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the UK Bribery Act 2010, local laws prohibiting corrupt payments to government officials, as well as various trade sanctions laws;

▪	the impact of competition, including with respect to pricing;

▪	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

▪	our ability to successfully recover should we experience a disaster or other business continuity problem;

▪	changes in applicable tax or accounting requirements; and

▪
potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates we use in applying these accounting standards.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$2,928	$2,606	$5,812	$5,241

Expense:
Compensation and Benefits	1,728	1,614	3,449	3,189
Other Operating Expenses	735	1,042	1,426	1,677
Total Expense	2,463	2,656	4,875	4,866

Operating Income (Loss)	465	(50)	937	375

Interest Income	5	3	12	7

Interest Expense	(49)	(60)	(100)	(120)

Investment (Loss) Income	(6)	18	13	26

Income (Loss) Before Income Taxes	415	(89)	862	288

Income Tax Expense (Credit)	129	(60)	257	43

Income (Loss) from Continuing Operations	286	(29)	605	245

Discontinued Operations, Net of Tax	3	271	15	249

Net Income (Loss) Before Non-Controlling Interest	$289	$242	$620	$494

Less: Net Income Attributable to Non-Controlling Interest	7	6	13	10

Net Income Attributable to the Company	$282	$236	$607	$484

Basic Net Income (Loss) Per Share – Continuing Operations	$0.51	$(0.06)	$1.08	$0.43
 Net Income Attributable to the Company	$0.51	$0.43	$1.10	$0.89

Diluted Net Income (Loss) Per Share – Continuing Operations	$0.50	$(0.06)	$1.06	$0.43
– Net Income Attributable to the Company	$0.50	$0.43	$1.09	$0.88

Average Number of Shares Outstanding – Basic	547	541	545	537
 Diluted	555	545	554	541
Shares Outstanding at 6/30	541	542	541	542

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Three Months Ended
(Millions) (Unaudited)
				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,353	$1,205	12%	5%	3%	5%
Guy Carpenter	257	243	6%	2%	(1)%	5%
Subtotal	1,610	1,448	11%	4%	2%	5%
Fiduciary Interest Income	10	11
Total Risk and Insurance Services	1,620	1,459	11%	4%	2%	5%

Consulting
Mercer	945	838	13%	6%	2%	4%
Oliver Wyman Group	374	330	14%	6%	–	8%
Total Consulting	1,319	1,168	13%	6%	2%	5%

Corporate / Eliminations	(11)	(21)

Total Revenue	$2,928	$2,606	12%	5%	2%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$445	$397	12%	8%	–	4%
Asia Pacific	169	139	21%	13%	3%	6%
Latin America	83	66	25%	7%	–	18%
Total International	697	602	16%	9%	1%	6%
U.S. / Canada	656	603	9%	1%	5%	3%
Total Marsh	$1,353	$1,205	12%	5%	3%	5%

Mercer:
Retirement	$271	$259	5%	6%	–	(1)%
Health and Benefits	241	227	6%	4%	(3)%	5%
Rewards, Talent & Communications	127	102	26%	6%	10%	10%
Mercer Consulting	639	588	9%	5%	–	3%
Outsourcing	188	161	16%	9%	5%	2%
Investment Consulting & Management	118	89	32%	11%	8%	13%
Total Mercer	$945	$838	13%	6%	2%	4%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Six Months Ended
(Millions) (Unaudited)
				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$2,635	$2,371	11%	2%	5%	4%
Guy Carpenter	597	558	7%	1%	–	6%
Subtotal	3,232	2,929	10%	2%	4%	5%
Fiduciary Interest Income	22	22
Total Risk and Insurance Services	3,254	2,951	10%	2%	4%	5%

Consulting
Mercer	1,867	1,687	11%	4%	2%	4%
Oliver Wyman Group	713	636	12%	4%	–	9%
Total Consulting	2,580	2,323	11%	4%	2%	6%

Corporate / Eliminations	(22)	(33)

Total Revenue	$5,812	$5,241	11%	3%	3%	5%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Six Months Ended June 30,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2011	2010	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$996	$924	8%	2%	3%	3%
Asia Pacific	294	238	24%	10%	6%	7%
Latin America	144	118	21%	2%	–	19%
Total International	1,434	1,280	12%	4%	3%	5%
U.S. / Canada	1,201	1,091	10%	1%	6%	3%
Total Marsh	$2,635	$2,371	11%	2%	5%	4%

Mercer:
Retirement	$552	$539	2%	4%	–	(1)%
Health and Benefits	478	452	6%	2%	(3)%	7%
Rewards, Talent & Communications	244	195	26%	4%	10%	12%
Mercer Consulting	1,274	1,186	7%	3%	–	4%
Outsourcing	364	323	12%	6%	5%	1%
Investment Consulting & Management	229	178	29%	8%	8%	13%
Total Mercer	$1,867	$1,687	11%	4%	2%	4%

Notes

Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among businesses using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income or loss.  The following table identifies these noteworthy items and reconciles adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended June 30, 2011 and 2010.  The following table also presents adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations		Total
Three Months Ended June 30, 2011
Operating income (loss)	$356	$152	$(43)		$465
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	(2)	2	1		1
Settlement, Legal and Regulatory (b)	(2)	–	–		(2)
Other	–	–	(2	) (c)	(2)
Operating income adjustments	(4)	2	(1)		(3)

Adjusted operating income (loss)	$352	$154	$(44)		$462

Operating margin	22.0%	11.5%	N/A		15.9%
Adjusted operating margin	21.7%	11.7%	N/A		15.8%

Three Months Ended June 30, 2010
Operating income (loss)	$258	$(275)	$(33)		$(50)
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	44	2	2		48
Alaska Litigation Settlement	–	400 (d)	–		400
Settlement, Legal and Regulatory (b)	1	–	–		1
Other	(1)	–	(5	) (c)	(6)
Operating income adjustments	44	402	(3)		443

Adjusted operating income (loss)	$302	$127	$(36)		$393

Operating margin	17.7%	N/A	N/A		N/A
Adjusted operating margin	20.7%	10.9%	N/A		15.1%

(a)  Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction initiatives.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against the Company and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees, less insurance recoveries.

(c) Reflects payments received related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the Risk Consulting & Technology segment.
(d) Reflects net settlement of litigation brought by the Alaska Retirement Management Board against Mercer.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Six Months Ended June 30
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP.  The Company’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income and Adjusted Operating Margin
 Adjusted operating income is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income.  The following tables identify these noteworthy items and reconcile adjusted operating income to GAAP operating income, on a consolidated and segment basis, for the six months ended June 30, 2011 and 2010.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations		Total
Six Months Ended June 30, 2011
Operating income (loss)	$739	$280	$(82)		$937
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	(2)	5	2		5
Settlement, Legal and Regulatory (b)	(2)	–	–		(2)
Other	–	–	(5	) (c)	(5)
Operating income adjustments	(4)	5	(3)		(2)

Adjusted operating income (loss)	$735	$285	$(85)		$935

Operating margin	22.7%	10.9%	N/A		16.1%
Adjusted operating margin	22.6%	11.1%	N/A		16.1%

Six Months Ended June 30, 2010
Operating income (loss)	$605	$(159)	$(71)		$375
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	50	2	5		57
Alaska Litigation Settlement	–	400 (d)	–		400
Settlement, Legal and Regulatory (b)	5	–	–		5
Accelerated Amortization	1	–	–		1
Other	(1)	–	(7	) (c)	(8)
Operating income adjustments	55	402	(2)		455

Adjusted operating income (loss)	$660	$243	$(73)		$830

Operating margin	20.5%	N/A	N/A		7.2%
Adjusted operating margin	22.4%	10.5%	N/A		15.8%

(a) Includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to cost reduction activities.
(b) Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against the Company and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees, less insurance recoveries.

(c) Reflects payments received related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the Risk Consulting & Technology segment.
(d) Reflects net settlement of litigation brought by the Alaska Retirement Management Board against Mercer.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Six Months Ended June 30
(Millions) (Unaudited)
Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company’s GAAP income from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table.  The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the impact of non-GAAP measures and Kroll discontinued operations on diluted earnings per share – Three and Six Months Ended June 30, 2011 and 2010:

	Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended June 30, 2011
Income from continuing operations		$286	$278	$0.50
(Deduct) operating income adjustments	$(3)
Add impact of related income tax expense	3
		–	(1)	–
Income from continuing operations, as adjusted		$286	$277	$0.50

Six Months Ended June 30, 2011
Income from continuing operations		$605	$588	$1.06
(Deduct) operating income adjustments	$(2)
Add impact of related income tax expense	3
		1	–	–
Income from continuing operations, as adjusted		$606	$588	$1.06

Three Months Ended June 30, 2010
Loss from continuing operations		$(29)	$(34)	$(0.06)
Add operating income adjustments	$443
Deduct impact of related income tax expense	(173)
		270	266	0.49
Income from continuing operations, as adjusted		$241	$232	$0.43
Add Kroll adjusted operating income, net of tax		17	16	0.03
Adjusted income, net of tax		$258	$248	$0.46

Six Months Ended June 30, 2010
Income from continuing operations		$245	$231	$0.43
Add operating income adjustments	$455
Deduct impact of related income tax expense	(175)
		280	275	0.51
Income from continuing operations, as adjusted		$525	$506	$0.94
Add Kroll adjusted operating income, net of tax		17	16	0.03
Adjusted income, net of tax		$542	$522	$0.97

Adjusted income, net of tax for the three and six months ended June 30, 2010  includes the adjusted after-tax operating income of Kroll (but not the impact of the disposal transaction) to appropriately reflect the operating benefit derived by the Company during its ownership.  This facilitates a more meaningful comparison to 2011 results which will benefit from the use of proceeds from the Kroll sale.  For the three and six months ended June 30, 2010, Kroll’s adjusted operating income, net of tax was insignificant.

Marsh & McLennan Companies, Inc.
Supplemental Expense Information
 (Millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Depreciation and Amortization Expense	$82	$77	$165	$158
Stock Option Expense	$5	$5	$12	$11
Capital Expenditures	$75	$56	$142	$131

Marsh & McLennan Companies, Inc.
Supplemental Information – Discontinued Operations
(Millions) (Unaudited)

On August 3, 2010, the Company completed its sale of Kroll to Altegrity.  Kroll’s results of operations are reported as discontinued operations in the Company’s consolidated statements of income.  The three and six months ended June 30, 2010 also includes the loss on the sale of Kroll Labs Specialists (“KLS”).  The provision/(credit) for income taxes related to the disposal of discontinued operations for the three and six months ended June 30, 2010 is the tax provision of $36 million on the sale of KLS.  The tax credit for the three and six months ended June 30, 2011 is primarily due to a tax recovery included in the indemnity agreement related to the Putnam sale.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended	Three Months Ended
	June 30, 2011	June 30, 2010
Kroll Operations
Revenue	$–	$163
Expense	–	146
Net operating income	–	17
Provision for income tax	–	–
Income from discontinued operations, net of tax	–	17
Other discontinued operations, net of tax	–	–
Income (loss) from discontinued operations, net of tax	–	17

Disposals of discontinued operations	8	(8)
Provision (credit) for income tax (a)	5	(262)
Disposals of discontinued operations, net of tax	3	254
Discontinued operations, net of tax	$3	$271

	Six Months Ended	Six Months Ended
	June 30, 2011	June 30, 2010
Kroll Operations
Revenue	$–	$325
Expense	–	293
Net operating income	–	32
Provision for income tax	–	15
Income from discontinued operations, net of tax	–	17
Other discontinued operations, net of tax	–	–
Income (loss) from discontinued operations, net of tax	–	17

Disposals of discontinued operations	8	7
Provision (credit) for income tax (a)	(7)	(225)
Disposals of discontinued operations, net of tax	15	232
Discontinued operations, net of tax	$15	$249

(a)  Represents primarily the recognition of estimated deferred tax assets associated with anticipated sale of Kroll in the three and six month periods of 2010.  The six months of 2010 also includes a tax provision of $36 million on the sale of Kroll Lab Specialists.

 Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	June 30, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$1,659	$1,894
Net receivables	3,111	3,035
Other current assets	416	347

Total current assets	5,186	5,276

Goodwill and intangible assets	7,000	6,823
Fixed assets, net	823	822
Pension related assets	421	265
Deferred tax assets	1,107	1,205
Other assets	914	919

TOTAL ASSETS	$15,451	$15,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$260	$8
Accounts payable and accrued liabilities	1,881	1,741
Accrued compensation and employee benefits	871	1,294
Accrued income taxes	110	62
Dividends payable	120	

Total current liabilities	3,242	3,105

Fiduciary liabilities	4,177	3,824
Less – cash and investments held in a fiduciary capacity	(4,177)	(3,824)
		

Long-term debt	2,773	3,026
Pension, postretirement and postemployment benefits	1,178	1,211
Liabilities for errors and omissions	451	430
Other liabilities	1,027	1,123

Total equity	6,780	6,415

TOTAL LIABILITIES AND EQUITY	$15,451	$15,310